Exhibit 5.1

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June 1, 2022

EF Hutton,

division of Benchmark Investments, LLC

as Representative of the several Underwriters

590 Madison Avenue

New York, New York 10022

Re: Mobiv Acquisition Corp

Ladies and Gentlemen:

We have acted as special counsel to Mobiv Acquisition Corp, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) and the related prospectus in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of up to 11,500,000 units of the Company, including up to 1,500,000 units which may be purchased from the Company upon the exercise of the over-allotment option to purchase additional units set forth in the Underwriting Agreement (as defined below) (collectively, the “Units”), with each Unit consisting of one share of the Company’s Class A Common Stock, par value $0.000001 per share (each, a “Class A Share”), and one half of one redeemable warrant (each, a “Warrant”), each whole Warrant entitling the holder to purchase one Class A Share.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the issue of the Units.

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	The Company’s Registration Statement;

(b)	Underwriting Agreement to be entered into between the Company and EF Hutton, a division of Benchmark Investments LLC, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”);

(c)	Specimen Unit Certificate, filed as Exhibit 4.1 to the Registration Statement;

(d)	Specimen Common Stock Certificate, filed as Exhibit 4.2 to the Registration Statement;

(e)	Specimen Warrant Certificate, filed as Exhibit 4.3 to the Registration Statement; and

(f)

Warrant Agreement to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), pursuant to which the Warrants will be issued (the “Warrant Agreement”), filed as Exhibit 4.4 to the Registration Statement;

(g)	Investment management agreement (between the Warrant Agent and the Company);

(h)	Registration Rights Agreement;

1990 K Street NW, Suite 420, Washington, D.C. 20006

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(i)	Placement Unit Purchase Agreement;

(j)	Indemnity Agreement;

(k)	Securities Subscription Agreement (between the Company and the Mobiv Pte. Ltd. (the “Sponsor”);

(l)	Administrative Support Agreement (between the Company and the Sponsor); and

(m)	Letter Agreement (between the issuer, the Sponsor and directors and officers).

The documents listed in clauses (a) through (f) above and the other documents that we have examined in connection therewith are referred to as the “Transaction Documents.”

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In addition, in rendering the opinions expressed below, we have assumed that:

(i)

each party to each Transaction Document is and will be duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has, had, and will have at all relevant times, full power and authority to execute and deliver, and to perform its obligations under, each Transaction Document to which it is a party;

(ii)

that each Transaction Document has been or will be duly authorized, and will be executed and delivered, by all of the parties thereto, and each party to the each of the Transaction Documents has satisfied or will satisfy all other legal requirements that are applicable to it to the extent necessary to make each Transaction Document enforceable against it;

(iii)

that each Transaction Document, when executed and delivered by the parties thereto, will constitute the valid, binding and enforceable obligation of all of the parties thereto under all applicable laws; provided, however, that this assumption is not made as to the Company to the extent expressly addressed in our opinion, as set forth in paragraphs 1 and 2;

(iv)

that the execution and delivery of, and the performance of its obligations under, each Transaction Document by each party thereto will not (A) contravene such party’s articles or certificate of incorporation, by-laws or similar organizational documents, (B) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (C) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (D) breach or result in a default under any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets;

(v)

that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under, each Transaction Document by each party thereto have been or will be obtained or made and are in full force and effect; and

(vi)	that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of any Transaction Document.

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Based upon the foregoing assumptions and assumptions set forth below, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.

The Units, when duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, LLC, as transfer agent, will constitute the legal, valid and binding obligations of the Company.

2.

The Class A Common Stock, when the Units are duly issued, delivered and paid for by the underwriter as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

3.

The Warrants included in the Units, when the Units are duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, and assuming the due authorization, execution and delivery of the Warrants by Continental Stock Transfer & Trust Company, LLC, as warrant agent, will constitute the legal, valid and binding obligations of the Company.

4.

The Registration Statement was declared effective under the Securities Act, by the Commission at 4:00 pm on                     , 2022. No stop order suspending the effectiveness of the Registration Statement has been issued by the Commission and to our knowledge, no proceeding for that purpose has been instituted by the Commission. The Final Prospectus was filed with the Commission pursuant to Rule 424(b) under the Securities Act in the manner and within the time period required by such Rule 424(b).

5.

The Registration Statement, the Preliminary Prospectus and the Final Prospectus, and each amendment or supplement thereto, in each case excluding the documents incorporated by reference therein, as of their respective effective or issue dates (other than the financial statements or other financial, pro forma, statistical or accounting data or information or assessments of or reports on the effectiveness of internal controls over financial reporting contained therein or omitted therefrom, as to which we express no opinion), complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder.

In connection with the opinions expressed above, we have assumed that at or prior to the time of the delivery of any Units, (i) the Board of Directors of the Company shall have duly established the terms of the Units and the Common Stock and the Warrants included therein and duly authorized the issuance and sale of the Units and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the law of the State of Delaware; (iii) the Warrant Agreement to be entered into in connection with the Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company, and is a valid, binding and enforceable agreement of each party thereto; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of the Units or the Warrants included therein. We have also assumed that the (i) terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) the Warrant Agreement will be governed by the law of the State of New York.

Whenever our opinions are stated to be “to our knowledge” or words of similar import, it means the current, actual knowledge of the attorneys within our firm who have been involved in representing the Company in connection with the negotiation, execution and delivery of the Transaction Documents.

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.

The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

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b.

Limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

c.

We express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein.

d.

We express no opinion as to compliance with applicable antifraud statutes, and rules or regulations of applicable foreign, state and federal laws concerning the issuance or sale of the Units, the Class A Common Stock or the Warrants.

e.

We express no opinion regarding the enforceability of any rights to indemnification or contribution provided for in the Transaction Documents that may violate public policy underlying any law, rule, or regulation (including federal or state securities law, rule, or regulation) or the legality of such provision.

f.

We express no opinion as to the validity or legally binding effect of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

g.

We express no opinion as to the enforceability of any provision in any of the Transaction Documents purporting or attempting to (i) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (ii) confer subject matter jurisdiction on a court not having independent grounds therefor, (iii) modify or waive the requirements for effective service of process for any action that may be brought, (iv) waive the right of the Company or any other person to a trial by jury, (v) provide that remedies are cumulative or that decisions by a party are conclusive, or (vi) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law.

The foregoing opinions are limited to the federal law of the United State and the law of the State of New York. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court, or administrative agency.

The opinions set forth herein are expressed as of the date of this opinion letter. We do not undertake by delivery of this opinion, and we expressly disclaim any responsibility, to advise you of any change in any matter set forth herein, whether based on a change in law or a change in any fact relating to the Company or any other Person. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

The opinions expressed herein are solely for your benefit in connection with the transactions contemplated by the Transaction Documents, and such opinion may not be made available to or relied upon in any manner by any other person or entity, or by you for any other purpose, without our prior written consent.

Very truly yours,

/s/ Rimon P.C.

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